April 18, 2005

Board of Directors
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215

         Re:      Flexible Purchase Payment Modified
                     Guaranteed Annuity Contracts
                  Nationwide Life Insurance Company
                  SEC File No. 333-49112

Ladies and Gentlemen:

I am furnishing this opinion in connection with the registration, under the Securities Act of 1933, as amended, of Flexible Purchase Payment Modified Guaranteed Annuity Contracts that Nationwide Life Insurance Company (Nationwide) continuously offers and sells. I have examined Post-effective Amendment No. 6 to the Registration Statement on Form S-2, and related documents, and I have reviewed the questions of law I considered necessary and appropriate. On the basis of this examination and review, it is my opinion that:

1. Nationwide is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio, and is duly authorized by the Insurance Department of the State of Ohio to issue the contracts.

2. Nationwide has filed the form of contract in the states where it is eligible for approval. Upon issuance, the contracts will be valid and binding obligations of Nationwide.

I hereby consent to the use of this opinion as an exhibit to this registration statement.

Sincerely,


/s/ PAIGE L. RYAN
Paige L. Ryan
Senior Counsel